Exhibit 22.1
Owens & Minor, Inc.

List of Guarantor Subsidiaries

The following table lists the guarantors, issuers, or co-issuers of Owens & Minor, Inc.'s 2024 Notes as of December 31, 2020:

Entity:
Owens & Minor, Inc.
Owens & Minor Distribution, Inc.
Owens & Minor Medical, Inc.
Barista Acquisition I, LLC
Barista Acquisition II, LLC
O&M Halyard, Inc.
O&M Byram Holding, GP
Byram Holdings I, Inc.
Byram Healthcare Centers, Inc.
Owens & Minor International Logistics, Inc.
500 Expressway Drive South LLC, a Delaware limited liability company
Access Diabetic Supply, L.L.C., a Florida limited liability company
Access Respiratory Supply Inc, a Florida corporation
AVID Medical, Inc., a Delaware corporation
Clinical Care Services, L.L.C., a Utah limited liability company
Diabetes Specialty Center, L.L.C., a Utah limited liability company
Fusion 5 Inc., a Delaware corporation
Halyard North Carolina, LLC, a North Carolina limited liability company
Key Diabetes Supply Co., a Michigan corporation
MAI Acquisition Corp., a Delaware corporation
Medegen Newco, LLC, a Delaware limited liability company
Medical Action Industries, Inc., a Delaware corporation
Medical Supply Group, Inc., a Virginia corporation
O&M Worldwide, LLC, a Virginia limited liability company
OM Solutions International, Inc., a Virginia corporation
Owens & Minor Canada, Inc., a Virginia corporation
Owens & Minor Global Resources, LLC, a Virginia limited liability company
Owens & Minor Healthcare Supply, Inc., a Virginia corporation